Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Pulmonx Corporation
Redwood City, California
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 21, 2020, except for the “Reverse Stock Split” paragraph of Note 2, as to which the date is September 24, 2020, relating to the consolidated financial statements of Pulmonx Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
San Jose, California
September 30, 2020